UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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STERIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

TO OUR SHAREHOLDERS:

The 2006 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Wednesday, July 26, 2006, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect eleven directors for terms expiring at the 2007 Annual Meeting, to approve an equity incentive compensation plan, and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Management will also report on fiscal year 2006 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the following Proxy Statement, FOR the equity incentive plan, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The formal notice of the Annual Meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully.

Please sign and return the enclosed proxy whether or not you plan to attend the Annual Meeting to assure your shares will be voted. If you do attend the Annual Meeting, and the Board of Directors hopes that you will, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

Sincerely,

LES C. VINNEY

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

June 22, 2006

STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 26, 2006

The Annual Meeting of Shareholders of STERIS Corporation (the “Company”) will be held at 9:00 a.m., Eastern Daylight Saving Time, on Wednesday, July 26, 2006, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA, for the following purposes:

1.	To elect eleven directors to serve until the Company’s 2007 Annual Meeting of Shareholders;

2.	To approve the STERIS Corporation 2006 Long-Term Equity Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007; and

4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed June 2, 2006 as the record date for determining shareholders entitled to notice and to vote at the Annual Meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2006 is being mailed to shareholders with the Proxy Statement. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 22, 2006

Please sign and return the enclosed proxy in the envelope provided for that purpose, whether or not you expect to be present at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Please Note: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the Annual Meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

PROXY STATEMENT

Annual Meeting, July 26, 2006

General Information	This Proxy Statement was mailed on or about June 22, 2006, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on June 2, 2006. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the 2006 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Saving Time, on Wednesday, July 26, 2006, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a writing appointing a proxy by giving notice to the Company in writing or in open meeting, or by submitting a subsequent proxy. The cost of soliciting the proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone, fax, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Shareholder Communications, Inc. (“Georgeson”), to aid in the solicitation of proxies. The Company will pay Georgeson a fee of approximately $8,000 for its base shareholder meeting services, including solicitation of ADP, brokers, banks and institutional holders and delivery of executed proxies. Additional shareholder meeting services may be contracted for additional fees.

Voting Securities	As of the record date set by the Board of Directors (June 2, 2006), the Company had 65,823,731 Common Shares outstanding and entitled to vote at the 2006 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees listed on pages 3 and 4, allocating the votes among the nominees in accordance with their discretion.

Common Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the nominees named in this Proxy Statement, FOR approval of the equity incentive plan, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. Accordingly, an abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Purposes of Annual Meeting	The Annual Meeting has been called for the purposes of (1) electing eleven directors to serve until the Company’s 2007 Annual Meeting of Shareholders, (2) approving the STERIS Corporation 2006 Long-Term Equity Incentive Plan, (3) ratifying the appointment of

Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007 and (4) transacting such other business as may properly come before the meeting.

The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as directors the eleven nominees listed on pages 3 and 4, to approve the STERIS Corporation 2006 Long-Term Equity Incentive Plan, and to ratify the appointment of Ernst & Young LLP.

Election of Directors	STERIS’s Board of Directors was declassified by a vote of the shareholders at the 2004 Annual Meeting that amended the Company’s Code of Regulations to provide for the elimination of the classification of the Board. As a result, all directors will be elected each year beginning with this year’s Annual Meeting.

•	PROPOSAL 1: To elect Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, Les C. Vinney, John P. Wareham, Loyal W. Wilson, and Michael B. Wood as directors for terms expiring at the 2007 Annual Meeting of Shareholders.

Messrs. McMullen, Wareham and Wilson were last elected as directors by the shareholders at the 2004 Annual Meeting for terms expiring at the 2006 Annual Meeting. Ms. Feldmann, Drs. Kosecoff, Sohi and Wood and Messrs. Hardis, Lancaster, Richey and Vinney were last elected as directors by the shareholders at the 2005 Annual Meeting for terms expiring at the 2006 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board of Directors may recommend unless the Board of Directors, in response to the death or unavailability, chooses to reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF CYNTHIA L. FELDMANN, STEPHEN R. HARDIS, JACQUELINE B. KOSECOFF, RAYMOND A. LANCASTER, KEVIN M. MCMULLEN, J. B. RICHEY, MOHSEN M. SOHI, LES C. VINNEY, JOHN P. WAREHAM, LOYAL W. WILSON, AND MICHAEL B. WOOD.

Board of Directors	As to all the nominees, the following provides their age, the year in which each became a director of the Company, their principal occupations and employment, and their directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934.

NOMINEES

FOR ELECTION AS DIRECTORS

Cynthia L. Feldmann, age 53, director since March 2005. Ms. Feldmann has served as President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005 and was with the global accounting firm, KPMG LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships. Prior to that, she spent 19 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Hanger Orthopedic Group, Inc.

Stephen R. Hardis, age 70, director since September 2000. Mr. Hardis is Lead Director of Axcelis Technologies, Inc., a semiconductor equipment business which was spun-off in an initial public offering from Eaton Corporation, a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace, and semiconductor markets. Prior to his appointment as Lead Director, Mr. Hardis was Chairman at Axcelis Technologies from 2000 to May 2005. Mr. Hardis served as Eaton Corporation’s Chairman and Chief Executive Officer from January 1, 1996 until his retirement on July 31, 2000. Mr. Hardis is a director of American Greetings Corporation, Lexmark International Corporation, Marsh & McLennan Companies, Nordson Corporation, and Progressive Corporation.

Jacqueline B. Kosecoff, age 57, director since October 2003. Dr. Kosecoff has served as Chief Executive Officer of Ovations Pharmacy Solutions, a UnitedHealth Group Company, since December 2005. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to July 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation.

Raymond A. Lancaster, age 60, director since 1988. Mr. Lancaster has served as Managing Director of South Franklin Street Partners (formerly known as Candlewood Partners, LLC), an investment banking firm specializing in employee stock ownership plans and restructurings, since 2002. During 2001, Mr. Lancaster was a self-employed consultant specializing in leveraged buyouts of manufacturing companies. From January 1995 to December 2000, Mr. Lancaster held the position of Managing Partner of Kirtland Capital Partners II L.P., a middle market leveraged buyout partnership.

Kevin M. McMullen, age 45, director since July 2000. Mr. McMullen is Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals. Mr. McMullen was Vice President of GenCorp Inc., a technology-based manufacturer with leading positions in the aerospace and defense, polymer products, and automotive industries, and President of GenCorp’s Decorative & Building Products business unit from September 1996 until GenCorp’s spin-off of OMNOVA in October 1999. Mr. McMullen was Vice President of OMNOVA and President of its Decorative & Building Products unit from September 1999 until January 2000, was President and Chief Operating Officer of OMNOVA from January to December 2000, became Chief Executive Officer and President of OMNOVA in December 2000, and became Chairman of the Board of OMNOVA in February 2001. Before joining GenCorp, Mr. McMullen held the position of General Manager of the Commercial & Industrial Lighting business of General Electric Corporation, a diversified services, technology, and manufacturing company, from 1993 to 1996.

J. B. Richey, age 69, director since 1987. Mr. Richey has been Senior Vice President of Invacare Corporation, a leading provider of home healthcare medical equipment, since 1984. Mr. Richey is a director of Invacare Corporation.

Mohsen M. Sohi, age 47, director since 2005. Dr. Sohi has served as President and Chief Executive Officer of Freudenberg-NOK General Partnership, a joint venture between Freudenberg & Co. of Germany and NOK Corp. of Japan, since March 2003. Freudenberg-NOK is a supplier of sealing, noise and vibration control products to automotive and other industries. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Before serving with NCR, Dr. Sohi spent more than 14 years at Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi is a director of Hayes Lemmerz International, Inc.

Les C. Vinney, age 57, director since March 2000. Mr. Vinney is currently President and Chief Executive Officer of STERIS. Mr. Vinney joined STERIS in August 1999 as Senior Vice President and Chief Financial Officer, and was elected Senior Vice President Finance and Operations in October 1999, President and Chief Operating Officer in March 2000, and President and Chief Executive Officer in July 2000. Immediately before his employment with STERIS, Mr. Vinney served as Senior Vice President and Chief Financial Officer of The BF Goodrich Company, a manufacturer of advanced aerospace systems, performance materials, and engineered industrial products. During his eight-year career with BF Goodrich, Mr. Vinney held a variety of senior operating and financial management positions, including Vice President and Treasurer, President and Chief Executive Officer of the former Tremco subsidiary, and Senior Vice President, Finance and Administration of BF Goodrich Specialty Chemicals. Mr. Vinney is a director of Campbell Soup Company.

John P. Wareham, age 64, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Office of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis. Mr. Wareham became Chief Executive Officer of Beckman Coulter in September 1998 and was named Chairman in February 1999. Prior to these appointments, Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of Greatbatch Technologies, Inc. and ResMed Inc.

Loyal W. Wilson, age 58, director since 1987. Mr. Wilson has been a Managing Director of Primus Venture Partners, Inc., a private equity investment and management firm, since 1993. He has been a Managing Partner of Primus Venture Partners, L.P. since 1983.

Michael B. Wood, age 62, director since October 2004. Dr. Wood has served as an orthopedic surgeon at the Mayo Clinic in Jacksonville, Florida since August 2004, and also serves as a Professor of Orthopedics at the Mayo Clinic College of Medicine. Previously, Dr. Wood served from June 2004 to August 2004 as a staff orthopedic surgeon at Luther-Midelfort Clinic in Eau Claire, Wisconsin. Previously, Dr. Wood held positions of increasing responsibility within the Mayo Foundation, culminating in his service as President and Chief Executive Officer from January 1999 to February 2003 and President Emeritus until February 2004. The Mayo Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood is a director of Cubist Pharmaceuticals, Inc.

Approval of STERIS Corporation 2006 Long-Term Equity Incentive Plan	The Board of Directors has considered and approved, subject to the approval of STERIS’s shareholders, the STERIS Corporation 2006 Long-Term Equity Incentive Plan. The Board believes that the ability to attract and retain outstanding directors, executives and other key employees is critical to the continuing success of STERIS and that the ability to grant equity incentives as part of compensation is important to the achievement of this objective.

•	PROPOSAL 2: To approve the STERIS Corporation 2006 Long-Term Equity Incentive Plan.

The Board of Directors has considered and approved and recommends that the shareholders approve the STERIS Corporation 2006 Long-Term Equity Incentive Plan (the “Plan”) pursuant to which the Company may grant equity incentives to directors and employees of STERIS and its subsidiaries. The Board believes that the ability to attract and retain outstanding directors, executives and other key employees is critical to the continuing success of STERIS and that the ability to grant equity incentive compensation is important to the achievement of this objective. The Board also believes that the proposed Plan, along with the recently adopted stock ownership guidelines for senior management, will allow STERIS to continue to provide directors and key employees a significant identity of interest with STERIS shareholders.

As noted in the table set forth on page 21 below, as of March 31, 2006, the Company had approximately 3,300,000 Common Shares available for grants under its five existing shareholder approved option and equity compensation plans. The Board is seeking shareholder approval of the Plan at the Annual Meeting to (i) ensure that it can continue, without interruption, its annual practice of granting equity incentives to directors and a broad range of key employees, (ii) allow for greater flexibility and linkage to Company performance in the design of incentive awards, and (iii) reduce complexity and administration created by multiple plans. Approval of the Plan will result in 6,600,000 Common Shares available for equity grants under the Plan of which, subject to such overall total limitation, up to 5,000,000 Common Shares may be granted in connection with nonqualified stock options or incentive stock options, up to 1,600,000 Common Shares may be granted in connection with restricted stock and restricted stock units and up to 1,600,000 Common Shares may be granted in connection with performance shares and performance units and other awards. If this Plan is approved by the Shareholders, no additional grants will be made from any of the existing shareholder approved option and equity compensation plans.

The following summary is a brief description of the Plan. This summary is qualified in its entirety by reference to the Plan and is to be interpreted solely in accordance with the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Plan Features / Limitations

The Plan authorizes equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares and performance units and other equity-based awards for the purpose of attracting and retaining the Company’s non-employee directors, officers and employees, and providing incentives and rewards for superior performance. Some of the key features of the Plan that reflect the Board’s commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Plan” and in the Plan, which is attached to this Proxy Statement as Appendix A.

•

Plan Limits. Total awards under the Plan are limited to 6,600,000 Common Shares. The Plan also limits the number of Common Shares that can be issued in connection with stock options to no more than 5,000,000, the number of Common Shares that can be issued in connection with restricted stock and restricted stock units to no more than 1,600,000 and the number of Common Shares that can be issued in connection with performance shares, performance units and other share-based awards to no more than 1,600,000, all subject to the overall total limit of 6,600,000 Common Shares. The Plan also limits the aggregate number of stock options and SARs that may be granted to any one participant in a calendar year to 1,000,000 Common Shares and the aggregate number of shares of restricted stock or restricted stock units subject to the achievement of specified “management objectives” (as discussed below), performance shares, performance units or other awards under Section 10 of the Plan that may be granted to any one participant in a calendar year to 500,000 Common Shares (or, in the case of performance units, the cash equivalent thereof based on the market value per share on the date of grant).

•	No Liberal Recycling Provisions. The following Common Shares will not be added back to the aggregate plan limit: (1) Common Shares tendered in payment of the option price; (2) Common Shares withheld by STERIS to satisfy the tax withholding obligation; and (3) Common Shares that are repurchased by STERIS with option right proceeds. Further, all shares covered by a SAR, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Plan. The Plan provides that the number of Common Shares underlying awards that expire or are forfeited will not reduce the number of Common Shares available for issuance under the Plan.

•	No Repricing. STERIS has never repriced underwater stock options or SARs, and repricing of options and SARs is prohibited without shareholder approval under the Plan.

•	Exercise Price Limit. The Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of STERIS Common Shares on the date of grant.

•	Delegation. The Board has paramount authority for administration of the Plan. Most of this authority will be delegated to the Board’s Compensation and Corporate Governance Committee (consisting of only independent directors). Pursuant to such delegation, the Compensation and Corporate Governance Committee will have the powers and authority of the Board as described herein. References in this description of the Plan to the “Board” include the Compensation and Corporate Governance Committee, as appropriate. The Plan also permits certain delegations to be made to or by the Chief Executive Officer.

Summary of the Plan

Shares Available Under the Plan.    As stated above, subject to adjustment as provided in the Plan, the number of STERIS Common Shares that may be issued or transferred under the Plan:

•	upon the exercise of option rights and SARs;

•	in payment of restricted stock and released from a substantial risk of forfeiture thereof;

•	in payment of restricted stock units;

•	in payment of performance shares or performance units that have been earned;

•	as awards to non-employee directors;

•	as other awards contemplated by the Plan; or

•	in payment of dividend equivalents paid with respect to awards made under the Plan,

will not exceed in the aggregate 6,600,000 Common Shares. Common Shares issued under the Plan may be shares of original issuance or treasury shares or a combination of the foregoing.

The total number of Common Shares available under the Plan as of a given date will not be reduced by any Common Shares relating to prior awards that have expired or have been forfeited or cancelled. Notwithstanding anything to the contrary contained in the Plan:

•	If Common Shares are tendered or otherwise used in payment of the option price of an option right, the total number of Common Shares covered by the option being exercised will reduce the aggregate Plan limit.

•	Common Shares withheld by STERIS to satisfy the tax withholding obligation will count against the aggregate Plan limit.

•	The number of Common Shares covered by an appreciation right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Plan.

•	In the event that STERIS repurchases Common Shares with option right proceeds, those Common Shares will not be added to the aggregate Plan limit.

The limits contained in the Plan are subject to certain adjustments as provided in the Plan in the event of stock splits, stock dividends, recapitalizations and certain other events.

Eligibility.    Non-employee directors, officers and other employees of STERIS and its subsidiaries (including persons who have agreed to commence serving in any of those capacities within 90 days of the date of a grant) may be selected to receive benefits under the Plan. There were approximately 800 current directors, officers and employees eligible as of June 21, 2006. Selections are made and grants determined by the Board or by the Chief Executive Officer of his delegatees, as applicable. However, all determinations in respect of directors and “officers,” within the meaning of Exchange Act Rule 16a-1(f) (“Section 16 Officers”), and persons subject to Section 162(m) of the Internal Revenue Code (“Section 162(m) Persons”) are required to be made by the Board.

Types of Awards Authorized.    The Plan provides for the granting of dividend equivalents, option rights, SARs, restricted stock, restricted stock units, performance shares, performance units, awards to non-employee directors and other awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to, the Company’s Common Shares or factors that may influence the value of its Common Shares. Awards granted under the Plan will be upon such terms as may be approved by the Board (or its delegate) and set forth in an evidence of award. An evidence of award will contain such terms and provisions, consistent with the Plan, as the Board (or its delegate) may approve. Stock options and SARs will not be granted with an exercise price or base price, as the case may be, less than the market value per share. The closing market price of STERIS Common Shares as reported on the New York Stock Exchange on June 21, 2006 was $21.65. Generally, no option right or SAR may be exercisable more than 10 years from the date of grant.

Each grant of an award will specify the period of continuous service or other conditions that must be satisfied before the award is exercisable, vested or earned. Restricted stock and restricted stock units that vest upon the passage of time must be subject to restrictions for a period determined by the Board (or its delegate) at the date of grant. The specified performance period relating to performance shares and performance units will be a period of time determined by the Board (or its delegate) at the date of grant.

Grants of option rights, SARs, restricted stock or restricted stock units may provide for the earlier vesting or termination of restrictions relating to such award in the event of the retirement, death or disability of a participant and, unless otherwise provided in the applicable evidence of award, will provide for earlier vesting or termination of restrictions relating to such award in the event of a change in control of the Company. The performance period relating to any grant of performance shares or performance units may be subject to earlier lapse or modification in the event of the retirement, death or disability of a participant and, unless otherwise provided in the applicable evidence of award, will be subject to earlier lapse or modification in the event of a change in control of the Company.

The Board may, in its discretion, authorize the granting to non-employee directors of option rights, SARs or other awards under the Plan and may also authorize the grant or sale of Common Shares, restricted stock or restricted stock units to non-employee directors. Non-employee directors are not eligible to receive performance shares or performance units under the Plan. Each grant of an award to a non-employee director will be on such terms and conditions as approved by the Board and will be reflected in an evidence of award in such form as will be approved by the Board.

Management Objectives.    Under the Plan, the Board (or its delegate) must establish “management objectives” for purposes of performance shares and performance units. When so determined, option rights, SARs, restricted stock, restricted stock units, and other awards under the Plan or dividend credits may also specify management objectives. Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, segment, business unit, team, division, department, region or function within STERIS or a subsidiary in which the participant is employed. The management objectives may be based on the performance of STERIS relative to the performance of other companies, businesses or industries. Management objectives applicable to any award to a participant who is, or is determined by the Board (or its delegate) likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code that is designated by the Board (or its delegate) as intended to satisfy the requirements for “qualified performance-based compensation” under Sections 162(m) of the Internal Revenue Code, will be limited to specified levels of or growth in one or more of the following: cash flow; cost of capital; cost reduction; customer service; debt reduction or leverage ratio; earnings and earnings growth (including earnings per share and earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)); economic value added; total shareholder return and improvement of shareholder return; inventory management; margins, including gross margin, EBIT, EBITDA and net income; market share; market value added; net income; productivity improvement; profit after taxes; project execution; quality; recruitment and development of associates; reduction of fixed costs; return on assets; return on equity; return on invested capital; return on total capital; revenue and revenue growth; sales and sales growth; successful start-up of new facility; successful acquisition, divestiture or other special project; unit volume; and working capital, including, but not limited to, inventory turns and days sales outstanding.

Exercise of Awards after Termination of Service.    Unless otherwise provided in an evidence of award, the following rules will apply to awards under the Plan after a participant’s service with STERIS is terminated:

Termination other than upon Qualifying Retirement, Death or Disability or for Cause.    A vested stock option or SAR must be exercised during the three months following termination of service, except in the event of qualifying retirement, disability, or death, but not later than the expiration of the option or SAR. Upon any such termination of service, restricted stock for which a participant paid an acquisition price and with respect to which restrictions, conditions or contingencies have not lapsed as of the participant’s termination date shall be offered by the participant to STERIS for resale at the acquisition price, except as otherwise provided in the applicable evidence of award. In addition, upon any such termination of service, restricted stock for which a participant did not pay an acquisition price, restricted stock units, performance shares, performance units, and any other award granted with respect to which restrictions, conditions or contingencies have not lapsed as of the participant’s termination date shall be forfeited, except as otherwise provided in the applicable evidence of award. The treatment of employees terminated for cause (as defined in the Plan) is described below.

Qualifying Retirement.    Generally, if a participant retires from STERIS after having attained age 55 and having been in the service of STERIS for at least five consecutive years with requisite consents or approvals and without having engaged in any Detrimental Activity, stock options, SARs, restricted stock, restricted stock units, performance shares, performance units and other awards held by the participant at the date of retirement will continue to vest as though the participant remained in the service of the Company through the fifth anniversary of the date of retirement provided the participant remains in good standing (as defined in the Plan). A vested stock option or SAR may be exercised starting on the date of retirement and ending on the first to occur of (1) the expiration date of the relevant award and (2) the fifth anniversary of the date of retirement. If a participant fails to remain in good standing, any outstanding stock options and SARs shall be forfeited.

Disability.    If a participant’s service with STERIS is terminated due to disability, a stock option or SAR may be exercised within a period of one year following such termination of service, but not later than the expiration of the option or SAR. In that event, restricted stock for which a participant paid an acquisition price and with respect to which restrictions, conditions or contingencies have not lapsed as of the participant’s termination date shall be offered by the participant to STERIS for resale at the acquisition price, except as otherwise provided in the applicable evidence of award. Furthermore, restricted stock for which a participant did not pay an acquisition price, restricted stock units, performance shares, performance units, and any other award granted with respect to which restrictions, conditions or contingencies have not lapsed as of the participant’s termination date shall be forfeited, except as otherwise provided in the applicable evidence of award.

Death.    Upon the death of a participant, if a non-qualified stock option or SAR has not expired prior to the participant’s death and would otherwise expire before the first anniversary of the participant’s death, the expiration date of the award shall be extended to the first anniversary of the participant’s death. Any stock options or SARs that are outstanding on the date of a participant’s death shall become immediately exercisable and the participant’s representative may exercise the stock option or SAR within a period of one year after the participant’s death. Restrictions, conditions or contingencies on any restricted stock, restricted stock units, performance shares, performance units and any other award held by the participant at his or her date of death shall be modified by the Board (or its delegate) to give the participant’s representative the benefit of those awards through the date of death.

Cause.    Upon an employee’s termination for cause (as defined in the Plan), any unexercised stock options and SARs shall immediately expire; restricted stock for which a participant paid an acquisition price and with respect to which restrictions, conditions or contingencies have not lapsed as of the participant’s termination date shall be offered by the participant for resale to STERIS at the acquisition price; and restricted stock for which a participant did not pay an acquisition price, restricted stock units, performance shares, performance units, and any other award granted with respect to which restrictions, conditions or contingencies have not lapsed as of the participant’s termination date shall be forfeited.

Administration and Amendments.    In general, the Plan is to be administered by the Board, except that the Board has the authority to delegate its powers under the Plan to the Compensation and Corporate Governance Committee, to another committee of the Board (or a subcommittee thereof), or to one or more officers of the Company. The Chief Executive Officer or his delegatees are authorized by the terms of the Plan to take certain actions. The Board will delegate most of the administration of the Plan to its Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee is authorized to interpret the Plan and related agreements and other documents with respect to all directors and Section 16 Officers and Section 162(m) Persons. However, any director whose specific rights under the Plan are the subject of any interpretation by the Board (or its delegate) shall not take part in or contribute to such interpretation, conclusion or determination. With respect to all participants in the Plan other than directors and Section 16 Officers and Section 162(m) Persons, the Chief Executive Officer (or his delegatee) of STERIS is authorized to interpret the Plan and any related agreement, notification or document. The Board may amend the Plan from time to time without further approval by the Company’s shareholders, except where the amendment: (1) would materially increase the benefits accruing to participants under the Plan; (2) would materially increase the number of securities which may be issued under the Plan, (3) would materially modify the requirements for participation in the Plan or (4) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or rules, including rules of the principal national securities exchange upon which the Common Shares are traded or quoted.

In the case of termination of employment by reason of death, disability, retirement or in the case of unforeseeable emergency or other special circumstances of or relating to a participant, the Board (or its delegate) may in its sole discretion accelerate the time at which awards may be exercised, the time at which the substantial risk of forfeiture or prohibition or restriction on transfer will lapse or terminate, or the time at which performance shares or performance units will be deemed to have been fully earned or may waive any other limitation or requirement under any award, except in the case of a “covered employee” where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code.

Change in Control.    Upon a change in control of STERIS, except as otherwise provided in the applicable evidence of award, any awards that are outstanding as of the date of the change in control that are subject to vesting requirements and that are not then vested, will become fully vested and immediately exercisable and all restrictions and other conditions prescribed by the Board (or its delegate), if any, with respect to awards granted pursuant to the Plan will lapse, expire or terminate and all such awards will be deemed to be fully earned. The events giving rise to a change in control will be those set forth in the Plan attached as Appendix A to this Proxy Statement, or, if a different definition of change in control is contained in the applicable evidence of award, will be those events set forth in the applicable evidence of award.

Transferability.    Except as otherwise determined by the Board (or its delegate), no award granted under the Plan is transferable by a participant except, upon death, by will or the laws of descent and distribution, and in no event shall an award granted under the Plan be transferred for value. Except as otherwise determined by the Board (or its delegate), option rights and SARs are exercisable during the optionee’s lifetime only by him or her or by his or her guardian or legal representative.

Adjustments.    The number of shares authorized under the Plan, subject to various limits contained in the Plan, covered by outstanding awards under the Plan and, if applicable, the prices per share applicable to such awards, may be adjusted in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, split-offs, spin-outs, split-ups, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event or in the event of a change in control of the Company, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration, if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the number of shares available under the Plan and the other limitations contained in the Plan as the Board may determine appropriate to reflect any transaction or event described above.

Detrimental Activity.    Any grant may provide that if a participant, either during employment by STERIS or a subsidiary or within a period of two years (or such other period as may be specified in the applicable evidence of an award) after termination of employment, engages in any “detrimental activity,” as defined in the Plan, the participant may be required to forfeit any awards granted under the Plan then held by the participant or, in the sole and complete discretion of the Company, return to STERIS, in exchange for payment by STERIS of any amount actually paid for the Common Shares by the participant, all Common Shares that the participant has not disposed of that were offered, acquired or paid out pursuant to or in connection with the Plan within a period of two years (or such longer period as may be specified in the evidence of award) prior to the date of the commencement of the detrimental activity or during or after the detrimental activity. With respect to any Common Shares acquired or paid out under the Plan within two years (or such longer period as may be specified in the evidence of an award) prior to the commencement of such detrimental activity, or during or after the detrimental activity that the participant has disposed of, if so provided in the evidence of award for such grant and in the sole and complete discretion of the Company, the participant will pay to STERIS in cash the difference between (i) the market value per Common Share on the date such shares were acquired or paid out and (ii) any amount actually paid therefor by the participant pursuant to the Plan.

Withholding Taxes.    To the extent that STERIS is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Plan, and the amounts available to STERIS for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to STERIS for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on June 1, 2006. This summary is not intended to be complete, should not be used for individual tax planning, and does not discuss state or local tax consequences.

Non-qualified Option Rights.    In general: (1) no income will be recognized by an optionee at the time a non-qualified option right is granted; (2) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of Common Shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option (“ISO”). The exercise of an ISO, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.    No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the cash or the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units.    No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of any unrestricted Common Shares received.

Section 409A of the Code.    Although the Plan is intended to be compliant with the provisions of Section 409A of the Internal Revenue Code, to the extent that awards granted under the Plan are considered to provide for the deferral of compensation within the meaning of Section 409A and the rules, regulations and other guidance issued thereunder and any such award fails to comply with Section 409A, the recipient of any such award may be subject to income inclusion, interest and a 20% tax penalty as provided for under Section 409A for noncompliance.

Tax Consequences to STERIS or Subsidiary.    To the extent that a participant recognizes ordinary income in the circumstances described above, STERIS or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Plan because the granting of awards under the Plan is discretionary.

Registration with the SEC

STERIS intends to file a Registration Statement on Form S-8 relating to the issuance of common shares under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as soon as is practicable after approval of the Plan by STERIS shareholders.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STERIS CORPORATION 2006 LONG-TERM EQUITY INCENTIVE PLAN.

Ratification of the Appointment of Company’s Independent Registered Public Accounting Firm	Ernst & Young LLP has been reappointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007 by the Audit and Financial Policy Committee of the Board of Directors. The Board recommends that the shareholders ratify this appointment.

•	PROPOSAL 3: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

Approval of Proposal 3 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR PROPOSALS 1, 2 AND 3.

The Company has no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the proxy will vote in accordance with their judgment on such matters.

Ownership of Voting Securities	The following table sets forth information furnished to the Company with respect to the beneficial ownership of the Company’s Common Shares by each director, director nominee, and executive officer named in the Summary Compensation Table below, and by all directors, director nominees, and executive officers as a group, as of May 31, 2006.

Unless otherwise indicated, each of the persons listed below has sole voting and dispositive power with respect to the shares shown as beneficially owned.

Name	Number of Shares Beneficially Owned	Percent of Class
Les C. Vinney (1)	717,700	*
Laurie Brlas (2)	124,000	*
Charles L. Immel (3)	203,250	*
Peter A. Burke (4)	88,250	*
Gerard J. Reis (5)	168,150	*
Cynthia L. Feldmann (6)	15,727	*
Stephen R. Hardis (7)	74,168	*
Jacqueline B. Kosecoff (8)	31,675	*
Raymond A. Lancaster (9)	102,862	*
Kevin M. McMullen (7)	66,400	*
J. B. Richey (15)	213,273	*
Mohsen M. Sohi (10)	10,514	*
John P. Wareham (11)	68,820	*
Loyal W. Wilson (12)	110,000	*
Michael B. Wood (13)	21,051	*
All directors, director nominees and executive officers as a group (22 persons)(14)	2,222,956	3.3%

*	Less than one percent.
(1)	Includes 627,500 Common Shares subject to options that are exercisable within 60 days.
(2)	Includes 119,000 Common Shares subject to options that are exercisable within 60 days.
(3)	Includes 178,250 Common Shares subject to options that are exercisable within 60 days.
(4)	Includes 83,250 Common Shares subject to options that are exercisable within 60 days.
(5)	Includes 167,750 Common Shares subject to options that are exercisable within 60 days.
(6)	Includes 15,000 Common Shares subject to options that are exercisable within 60 days.
(7)	Includes 60,000 Common Shares subject to options that are exercisable within 60 days.
(8)	Includes 30,000 Common Shares subject to options that are exercisable within 60 days.
(9)	Includes 90,000 Common Shares subject to options that are exercisable within 60 days and 2,000 Common Shares as to which Mr. Lancaster’s wife has sole voting and dispositive power.
(10)	Includes 10,000 Common Shares subject to options that are exercisable within 60 days.
(11)	Includes 65,000 Common Shares subject to options that are exercisable within 60 days.
(12)	Includes 100,000 Common Shares subject to options that are exercisable within 60 days.
(13)	Includes 20,000 Common Shares subject to options that are exercisable within 60 days.
(14)	Includes 1,906,288 Common Shares subject to options that are exercisable within 60 days.
(15)	Includes 90,000 Common Shares subject to options that are exercisable within 60 days.

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on the number of Common Shares outstanding as of May 31, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors NA 45 Fremont St. 17th Floor, San Francisco CA 94105	4,955,690	(1)	7.53%
Shapiro Capital Management Company, Inc. 3060 Peachtree Road, NW, Suite 1555, Atlanta, GA 30305	4,125,132	(2)	6.27%
Eminence Capital, LLC 65 East 55th Street, 25th Floor, New York, NY 10022	3,450,000	(3)	5.24%

(1)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006, which Schedule specifies that Barclays Global Investors NA, as part of a group and reporting on behalf of itself and its affiliates, has sole voting power with respect to 4,637,906 of these shares and dispositive power with respect to all of these shares.
(2)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2006, which Schedule specifies that Shapiro Capital Management Company, Inc. has sole voting power with respect to 3,673,130 of these shares, shared voting power with respect to 452,002 of these shares and dispositive power with respect to all of these shares.
(3)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on April 24, 2006, which Schedule specifies that Eminence Capital, LLC has shared voting and dispositive power with respect to all of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance	Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2006, were complied with on a timely basis with the exception of the filing of one Form 4 for Mr. Raymond A. Lancaster that was filed in four business days instead of the required two business days due to administrative oversight.

Corporate Governance Generally	The Company’s business is managed by its employees under the oversight of the Board of Directors. Except for Mr. Vinney, none of the Board members is an employee of the Company. The Board limits membership of the Audit and Financial Policy Committee and Compensation and Corporate Governance Committee to independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for Employees and the Director Code of Ethics, provide the framework for the governance of the Company. The Board of Directors has charged the Compensation and Corporate Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Compensation and Corporate Governance Committee is responsible for periodically reviewing the Company’s written governance principles and practices and for making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Complete copies of the Company’s Governance Guidelines, the charters of the Board committees, the Code of Business Conduct for Employees, and the Director Code of Ethics may be found in the Investor Relations section of the Company’s website at www.steris.com. Copies of these materials are also available without charge upon written request to the Secretary of the Company.

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. An independent director is one who meets the definition of independence as defined by NYSE listing requirements and rules of the SEC. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the Company’s present executive officers at the same time serves or served on that entity’s compensation committee;

•	The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such entity’s consolidated gross revenues; or

•	The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that the following directors and director nominees are independent: Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

The remainder of this Section highlights select provisions contained in the Company’s Governance Guidelines.

The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman (if independent) or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated above, the current Chairman has been determined to be independent.

Each member of the Board has complete and open access to the Company’s management. Board members are expected to use their judgment so as to not distract the Company’s management from the day-to-day operation of the Company. The Board and each committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer of the Company in advance.

The Board also has imposed upon itself a requirement to conduct an annual self-evaluation to assess the effectiveness of the Board. The Chairman (or Lead Director, if the Chairman is not independent) will coordinate the Board self-evaluation and the results thereof will be discussed with the full Board. The purpose of these self-evaluations is to increase the effectiveness of the Board and each committee, as well as their individual members. Changes in Board compensation, if any, are to be evaluated and recommended by the Compensation and Corporate Governance Committee, but with the concurrence of the full Board.

All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. The orientation may also introduce new directors to the Company’s senior management, its internal auditor, and its independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Compensation and Corporate Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

In order to effectively oversee the management of the Company, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of the Company’s management and independent auditor. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the Company’s current directors were present at the Company’s 2005 Annual Meeting of Shareholders.

Board Meetings And Committees	The Company’s Board of Directors met fifteen times during the fiscal year ended March 31, 2006. The Board of Directors has established three standing committees of the Board — the Audit and Financial Policy Committee, the Compensation and Corporate Governance
Committee, and the Compliance Committee. Each committee charter may be found on the Company’s website at www.steris.com. A copy of each charter will also be made available upon a request sent to the Company’s Secretary.

Ms. Feldmann and Messrs. Hardis and Wilson are the current members of the Audit and Financial Policy Committee. The Audit and Financial Policy Committee provides oversight relating to the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process, the annual independent audit process of the Company’s annual financial statements, and the Company’s investment and financial policies and related matters. SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Ms. Feldmann and Messrs. Hardis and Wilson each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards. The Board also has determined that each of Ms. Feldmann and Messrs. Hardis and Wilson is financially literate within the meaning of the NYSE listing standards. The Board has further determined that Mr. Hardis satisfies the definition of audit committee financial expert under the Securities Exchange Act of 1934 Act. The Audit and Financial Policy Committee met eleven times during the last fiscal year. A copy of the Audit and Financial Policy Committee’s charter may be found on the Company’s website at www.steris.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Messrs. McMullen, Lancaster and Wareham and Dr. Sohi are the current members of the Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee is responsible for the Company’s compensation philosophy for senior management, including review, approval and/or recommendations concerning the compensation of the President and Chief Executive Officer and other executive officers, as described in more detail below, and the directors. In addition, it makes recommendations to the Board of Directors concerning the composition, structure and operation of the Board and Board nominee recommendations, in this respect performing nominating committee functions. Finally, it develops and recommends to the Board corporate governance principles for the Company and oversees the process for evaluation of the Board and senior management. All members of the Compensation and Corporate Governance Committee are independent, within the meaning of the NYSE listing standards, and have no interlocking relationships with the Company, within the meaning of SEC rules. The Compensation and Corporate Governance Committee met six times during the last fiscal year. A copy of the Compensation and Corporate Governance Committee’s charter may be found on the Company’s website at www.steris.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Mr. Richey and Drs. Kosecoff and Wood are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to the Company’s legal and regulatory matters, compliance with applicable laws and regulations, and the development and implementation of compliance programs and policies. The Compliance Committee met three times during the last fiscal year. A copy of the Compliance Committee’s charter may be found on the Company’s website at www.steris.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during the last fiscal year.

Report of Audit and Financial Policy Committee	The Board of Directors of the Company has adopted a written Audit and Financial Policy Committee charter. The Audit and Financial Policy Committee has been established in accordance with the Securities Exchange Act of 1934. Based on the review and determination of the Board, members of the Audit and Financial Policy Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit and Financial Policy Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. The Audit and Financial Policy Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit and Financial Policy Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled “Independence Discussions with Audit Committees”), and has discussed with Ernst & Young LLP their independence. The Audit and Financial Policy Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit and Financial Policy Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the Securities and Exchange Commission.

Audit and Financial Policy Committee of the

Board of Directors

Stephen R. Hardis—Chairman

Cynthia L. Feldmann

Loyal W. Wilson

Board Compensation	Each director who is not an employee of the Company is paid a retainer of $24,000 per year ($75,000 for the Chairman of the Board), plus $1,000 for each Board meeting attended and $500 ($1,000 for the committee chairman) for each committee meeting attended. At the beginning of each annual term of service on the Board, approximately $14,000 of the annual retainer is paid in Restricted Common Shares and the balance of approximately $10,000 ($61,000 for the Chairman of the Board) is paid in cash. In addition, each director automatically receives a stock option for 10,000 of the Company’s Common Shares (15,000 for the Chairman of the Board), which may be exercised no earlier than six months after the date of grant and no later than ten years and one month after the date of grant with an option price equal to the fair market value of the Common Shares as of the date of the grant. The Restricted Common Shares that have not vested are subject to forfeiture if the director does not serve for a full year following grant of those shares. All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Compensation of Executive Officers	Shown below is information concerning the annual, long-term, and other compensation for services in all capacities to the Company for the fiscal years ended March 31, 2006, 2005, and 2004 of the Company’s chief executive officer and the Company’s four other most highly compensated executive officers (all five, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Stock Awards(2)	Options	All Other Compensation(3)
Les C. Vinney President and Chief Executive Officer	2006 2005 2004	$709,617 689,964 660,418	$140,000 450,000 506,730	— — —	— — —	90,000 90,000 100,000	$6,438 5,576 6,297

Laurie Brlas Senior Vice President and Chief Financial Officer	2006 2005 2004	$309,079 300,251 286,567	$25,000 117,500 130,000	— — —	— — —	23,000 24,000 27,000	$6,711 4,732 6,135

Peter A. Burke Senior Vice President and Chief Technology Officer	2006 2005 2004	$297,559 288,193 278,297	$47,500 117,500 127,500	— — —	— — —	24,000 24,000 27,000	$6,704 5,562 6,081

Gerard J. Reis Senior Vice President, and Group President, Defense and Industrial	2006 2005 2004	$291,213 283,370 274,124	$40,000 100,000 126,000	— — —	— — —	23,000 24,000 27,000	$6,962 2,664 6,074

Charles L. Immel Senior Vice President and Group President, Healthcare	2006 2005 2004	$287,059 278,620 269,124	$25,000 127,500 115,000	— — —	— — —	24,000 24,000 27,000	$6,692 4,730 6,074

(1)	Amounts represent bonuses awarded under the Management Incentive Compensation Plan, the Senior Executive Management Incentive Compensation Plan or at the discretion of the Board for the respective fiscal year.
(2)	As of March 31, 2006, none of the Named Executive Officers held any restricted stock.
(3)	Amounts listed under “All Other Compensation” reflect Board of Directors approved Company matching contributions to the STERIS Corporation 401(k) Plan and Trust. The level of any matching contribution made by the Company was determined by the Board in its sole discretion. The approved Company match during each of the fiscal years noted above was $0.50 for each $1.00 contributed by participating employees on the first 6% of the employee’s compensation, subject to those limitations imposed by the 401(k) Plan, the Internal Revenue Code, and other applicable laws.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the year-end value of unexercised options to purchase the Company’s Common Shares granted in the last fiscal year and in prior years and held by the Named Executive Officers at March 31, 2006 and any option exercises by the Named Executive Officers during the year ended March 31, 2006. All of the options were granted under the 1987 Amended and Restated Nonqualified Stock Option Plan, the 1994 Equity Compensation Plan, the 1997 Stock Option Plan, the 1998 Long-Term Incentive Stock Plan, or the 2002 Stock Option Plan, or as an inducement to join the Company.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable
Les C. Vinney	—	—	532,500/232,500	$5,642,956/252,700
Laurie Brlas	—	—	93,000/62,000	$826,630/71,740
Peter A. Burke	—	—	57,000/63,000	$239,100/71,970
Gerard J. Reis	—	—	141,750/62,000	$769,924/71,740
Charles L. Immel	—	—	152,000/63,000	$880,750/71,970

(1)	Excess of $24.68 (market price at fiscal year-end) over exercise price.

Option Grants During Last Fiscal Year

The following table sets forth information with respect to all stock options granted to Named Executive Officers during the fiscal year ended March 31, 2006.

	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation Over Ten Year Option Term
Name					5%	10%
Les C. Vinney	90,000	10.21%	$24.45	June 16, 2015	$1,398,766	$3,553,419
Laurie Brlas	23,000	2.61%	$24.45	June 16, 2015	$357,463	$908,096
Peter A. Burke	24,000	2.72%	$24.45	June 16, 2015	$373,004	$947,578
Gerard J. Reis	23,000	2.61%	$24.45	June 16, 2015	$357,463	$908,096
Charles L. Immel	24,000	2.72%	$24.45	June 16, 2015	$373,004	$947,578

(1)	All of these options were granted on May 16, 2005 as nonqualified options under the Company’s 1997 Stock Option Plan. In general, the listed options will vest in equal annual increments over a four-year period from the date of grant.

Summary of Equity Compensation Plans	In the table shown below is information concerning all equity compensation plans and individual equity compensation arrangements in effect as of March 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	5,409,574		$21.30	3,285,192
Equity compensation plans not approved by security holders	297,300	(1)	15.94	—
Total	5,706,874		21.02	3,285,192

(1)	Represents options granted to key employees as inducements for them to enter into the employ of the Company or a subsidiary. Although not issued pursuant to a plan approved by security holders, these options are, in general, subject to the terms of the STERIS Corporation 1994 Equity Compensation Plan (which was approved by security holders) to the same extent as if they had been issued pursuant to that plan.

Employment and Change of Control Agreements

STERIS is a party to certain agreements relating to employment with the Named Executive Officers.

Agreement with Mr. Vinney.    Mr. Vinney and the Company are parties to an employment agreement that generally provides that Mr. Vinney is to serve as President and Chief Executive Officer of the Company with a base salary of not less than $575,000 per year, is to be a participant in incentive compensation arrangements with provisions similar to those applicable to other senior executives, is to be eligible for option grants in accordance with the Company’s general practices with respect to executive compensation and is to receive the same types of benefits made available to other executives of the Company, including among others medical and dental benefits, an auto allowance and reimbursement of certain membership dues.

Change of Control Agreements.    STERIS is a party to change of control agreements with all of the Named Executive Officers. Except in the case of Mr. Vinney, the agreements generally provide that if, at any time within two years after the occurrence of a change of control, the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or bonus participation is reduced or relocation is made a condition of the officer’s employment, STERIS will pay to the officer a lump sum severance benefit equal to three years compensation (base salary and average annual incentive compensation). Each such change of control agreement also provides a three-month period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years compensation (base salary and average annual incentive compensation) if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

Under his change of control agreement, Mr. Vinney will be able to terminate his employment and be entitled to a lump sum payment equal to three years compensation (base salary and average annual incentive compensation) if, at any time within two years after a change of control, he determines in good faith that he is unable to carry out the authorities, powers, functions, responsibilities, or duties that he formerly had in his positions and offices at STERIS before the change of control, in the same manner as he was able to do before the change of control. Mr. Vinney would also be entitled to these same benefits if his employment were terminated by STERIS within two years after a change of control for any reason other than cause, death, or disability.

An officer who is entitled to a lump sum severance benefit (whether equal to three years or two years of compensation) under a change of control agreement will also be paid (a) accrued base salary and vacation pay through the date of termination, (b) payments under the Management Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (c) the cost of continuing health benefits through the third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years of compensation) of the termination date or, if earlier, the date the officer secures other employment. In addition, if any payment to an officer exceeds the limit specified in Section 280G of the Internal Revenue Code, each change of control agreement provides for a tax gross-up so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply. For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is inimical to the best interests of STERIS, unreasonable neglect of the officer’s duties and responsibilities, or competing with STERIS.

Retention Agreement.    The Company and Dr. Burke are parties to an executive retention agreement which generally provides that, for the term of the agreement, Dr. Burke will receive a base salary of not less than $24,167 per month and eligibility to participate in the Company’s cash bonus plan, benefit plans and stock option programs. If Dr. Burke’s employment with the Company is terminated prior to the third anniversary of the agreement (or, if extended, prior to the third anniversary of the extension) by the Company without “cause” or by Dr. Burke for “good reason” (as those terms are defined in the agreement), Dr. Burke will be entitled to receive, subject to the conditions of the agreement, (a) his then-current salary for the number of months remaining from the date of his termination to the date of the third anniversary of the agreement or any extension thereof, as applicable, or twelve months, whichever is greater, and (b) continuation of medical and dental benefits for such period and a pro-rated bonus to the extent earned.

Report of Compensation and Corporate Governance Committee Regarding Executive Compensation

The responsibilities of the Compensation and Corporate Governance Committee in respect of executive compensation include:

1.      Approval of a compensation philosophy for senior management of the Company.

2.      Review and approval, at least annually, of corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer and review and evaluation of compensation actions, corporate goals, and performance objectives affecting members of the Company’s senior management, based on recommendations of the President and Chief Executive Officer.

3.      Provision of recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer participates.

4.      Provision of recommendations to the Board with respect to approval, adoption and amendment of all other equity-based plans and oversight of the Company’s equity-based incentive compensation plans and other plans adopted by the Board that contemplate oversight by the Committee, including, without limitation, approval of the grant of all stock options or other incentive compensation.

Executive Compensation Program

The objective of the Company’s compensation program for senior management is to attract and retain highly qualified talent, to motivate these individuals to achieve the Company’s strategic and financial goals and to link executive compensation closely to corporate performance and returns to shareholders. The Company’s executive compensation program is comprised primarily of base salary, annual incentive compensation and long-term incentive compensation, and reflects consideration of the competitive market median. A significant portion of an executive’s compensation is in the form of annual cash incentives, based on achievement of specified annual performance goals. A significant portion of an executive’s compensation is also provided in the form of long-term equity incentives (currently stock option awards) and therefore depends on the long-term performance of the Company as reflected in the performance of the Company’s Common Shares. By virtue of these two components, the majority of the compensation opportunity of the President and Chief Executive Officer, as well as that of the other Named Executives Officers, is at risk because it is tied to individual, Company and stock price performance.

Annual Compensation Review

Each year the Compensation and Corporate Governance Committee conducts a full review of the Company’s executive compensation program for the purpose, among others, of setting the level of base salary and annual incentive compensation opportunities and goals for the President and Chief Executive Officer, making recommendations for the other executive officers, and granting equity incentives to the President and Chief Executive Officer and other executive officers. In making these decisions, the Compensation and Corporate Governance Committee considers, among other factors, the recommendations of the President and Chief Executive Officer as to other executive officers and a comprehensive report on competitive market compensation data from an outside compensation consulting firm as to all executive officers. The compensation consulting firm is hired by and reports directly to the Compensation and Corporate Governance Committee.

For senior executives other than the President and Chief Executive Officer, the report includes, among other matters, comparisons of each executive’s base salary, incentive compensation opportunities and stock options, to those provided in the marketplace for comparable positions in U.S. companies of roughly comparable size or profile to the Company. The surveys utilized have been conducted by several leading compensation consulting firms and consist of general industry data from U.S. companies.

In the case of the President and Chief Executive Officer, the report includes an analysis and comparisons of Mr. Vinney’s base salary, incentive compensation opportunities and stock options to that provided to Chief

Executive Officers of other companies examined and analyzed by the consultant. For purposes of these compensation comparisons, the consultant analyzed data from two groups of companies: general industry U.S. companies and peer group companies (healthcare equipment) that are included in the Dow Jones U.S. Medical Supply and S&P Health Care Indices.

Elements of Compensation

Currently, the key elements of the Company’s executive compensation program are base salary, annual incentive compensation and long-term equity incentives in the form of stock options. While the elements of compensation are considered separately, the Compensation and Corporate Governance Committee also considers the complete compensation package provided by the Company to the individual executive to assess its effectiveness in motivating the executive, and its competitiveness to comparable positions, as reflected in the report.

Base salaries for each executive officer are determined by evaluating the responsibilities of the position, the competitive marketplace and the executive’s individual performance.

Annual cash incentive compensation payments under the Company’s incentive compensation plans are generally based on the achievement of financial goals, as well as achievement of individual objectives. For fiscal 2006, the financial goals for the Named Executives officers (other than Mr. Vinney-see below) were based on Company revenues (or in the case of Messrs. Immel and Reis, a combination of Company and segment revenues and margins), Company free cash flow and Company earnings before interest and taxes (EBIT). In addition, to receive the incentive compensation payments, executives other than the President and Chief Executive Officer also were required to achieve individual performance objectives. Incentive compensation goals, objectives and award opportunities for each executive officer are fixed at the beginning of the fiscal year and based on the responsibilities of the officer’s position and the competitive marketplace.

The purpose of the Company’s equity plans is to provide a reward for performance and to align a portion of compensation with shareholder value. Currently, these equity incentives generally take the form of non-qualified stock options under the Company’s stock option plans. In keeping with their long-term nature, options generally vest over four years, although they may be eligible for accelerated vesting in limited circumstances. All stock options granted to the President and Chief Executive Officer and to the other Named Executive Officers during fiscal 2006 had four-year time-based vesting.

The guidelines used in fiscal 2006 by the Committee in making stock option grants to executive officers of the Company included consideration of the duties and responsibilities of the individual, equity awards made to individuals in comparable positions in the competitive marketplace and the individual’s performance for fiscal 2005. In granting stock options and other equity awards, the Compensation and Corporate Governance Committee also considered the number of options and other equity awards previously granted and the number of shares available for current and future option grants and awards.

Chief Executive Officer Compensation

For fiscal 2006, the Compensation and Corporate Governance Committee set Mr. Vinney’s base salary at $715,000 per annum, having determined that this level of base salary was appropriate in view of his responsibilities and the competitive marketplace.

Similarly, Mr. Vinney’s targeted incentive compensation opportunity for fiscal 2006 was fixed at a level the Committee determined to be competitive. Mr. Vinney’s financial objectives for fiscal 2006 were based on revenue, free cash flow and EBIT. Although certain targeted financial objectives were not reached, primarily because of one-time charges relating to the transfer of the Erie manufacturing operations to Mexico and the divestiture of the freeze dryer product line, the Compensation and Corporate Governance Committee approved a cash bonus for Mr. Vinney of $140,000 for fiscal 2006 based on the positive impact these strategic actions are expected to have for the longer-term best interests of the Company, and on performance achieved or exceeded relative to other financial and non-financial objectives.

Under the terms of its charter, the Compensation and Corporate Governance Committee is required to consider, with respect to the long-term incentive component of Chief Executive Officer compensation, among other things, the Company’s performance and relative shareholder return, the value of similar awards to Chief Executive Officers at comparable companies and the awards given to the Company’s Chief Executive Officer in past years. In light of the Company’s financial results for fiscal 2005 and the value of awards made to Chief Executive Officers at comparable companies, on May 16, 2005, the Committee granted Mr. Vinney a nonqualified stock option to purchase 90,000 Common Shares at the then current market price of $24.45 per share.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year that it or any subsidiary pays to specified executives. Those specified executives are the Chief Executive Officer and the four other most highly paid employees serving as executive officers of the corporation at the end of the fiscal year. Subject to various conditions, compensation that is contingent on the attainment of performance goals is excluded from the deduction limit and is therefore deductible without regard to the $1 million limit.

Under the terms of its Charter, the Compensation and Corporate Governance Committee is responsible, in consultation with the appropriate employees of the Company, for overseeing any compensation programs intended to preserve tax deductibility, and, as may be required, establishing performance goals and determining whether performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code. The general position of the Compensation and Corporate Governance Committee with respect to Section 162(m) is that the Company will seek to qualify compensation paid to its executive officers in such a way as to satisfy the conditions of Section 162(m) where it appears to the Compensation and Corporate Governance Committee to be in the best interests of the Company to do so. In this regard, the Company sought and received approval from the shareholders of the Senior Executive Management Incentive Compensation Plan in order to qualify compensation paid pursuant to this plan for the exclusion from the deduction limitation under Section 162(m). However, from time to time, there may be circumstances in which the Compensation and Corporate Governance Committee concludes that the best interests of the Company will be served by a compensation arrangement that does not satisfy those requirements and, in those circumstances, the Company may proceed without complying with the requirements of Section 162(m).

Conclusion

As noted above, when making its determinations as to the levels of salary, annual incentive compensation opportunities, and stock option grants to the President and Chief Executive Officer and the various other executives, the Compensation and Corporate Governance Committee considers compensation data from other companies gathered and analyzed by an outside compensation consulting firm. Taking into account that data and the need to provide competitive levels of compensation to retain and to motivate those executives to continue providing services to the Company and other relevant factors, it is the judgment of the Compensation and Corporate Governance Committee that the compensation program described above and the levels of compensation received by executive officers of the Company in or in respect of fiscal 2006 are appropriate. It also is the judgment of the Compensation and Corporate Governance Committee that through the programs described above, a very significant portion of Company’s executive compensation has been linked directly to corporate performance. The Compensation and Corporate Governance Committee intends to continue linking executive compensation to corporate performance and returns to shareholders and to use compensation as a strategic tool to help drive the innovation, growth and profitability of the Company, with the goal of increasing shareholder value over time. To further support this compensation philosophy, the Compensation and Corporate Governance Committee has approved stock ownership guidelines for senior management, to be implemented in fiscal 2007, that will also align executive compensation with corporate performance and returns to shareholders.

Compensation and Corporate Governance

Committee of the Board of Directors

Kevin M. McMullen—Chairman

Raymond A. Lancaster

Mohsen M. Sohi

John P. Wareham

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative performance for STERIS Corporation’s Common Shares over the last five years as of March 31st of each year compared with the performance of the Standard & Poor’s 500 Index and the Dow Jones US Medical Supplies Index as of the same date. The graph assumes $100 invested as of March 31, 2001 in the Company’s Common Shares and in each of the named indices. The performance shown is not necessarily indicative of future performance.

*	$100 invested on 3/31/01 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

Shareholder Nominations of Directors and Nominee Criteria	The Company’s Compensation and Corporate Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Company’s Board of Directors (“Director Nominees”) if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Mark D. McGinley,
Secretary, and must be received at the Company’s executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for Director Nominee candidates must set forth the following information:

1.	The name and address of the shareholder recommending the proposed Director Nominee for consideration as that information appears on the records of the Company, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed Director Nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.	Complete information as to the identity and qualifications of the proposed Director Nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed Director Nominee, and the principal occupation and employment of the proposed Director Nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed Director Nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed Director Nominee is qualified and suited to be a director of the Company;

4.	The disclosure of any relationship of the proposed Director Nominee with the Company or any of its subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed Director Nominee and any other person(s) (naming such person(s)) pursuant to which the proposed Director Nominee is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the proposed Director Nominee that he or she has consented to being considered as a nominee, has consented to the Company’s undertaking of an investigation into his or her background, education, experience, and other qualifications if the Corporate Governance and Compensation Committee desires to do so, has consented to be named in the Company’s proxy statement, if so determined, and has consented to serve as a director of the Company, if elected.

There are no specific minimum qualifications or specific qualities or skills that are necessary for directors of the Company to possess. In evaluating proposed Director Nominees, the Compensation and Corporate Governance Committee will consider such factors as it deems appropriate, consistent with the Company’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Compensation and Corporate Governance Committee will consider the entirety of each proposed Director Nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Compensation and Corporate Governance Committee will consider all information provided that it deems is relevant to a proposed Director Nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed Director Nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed Director Nominee to the Board of Directors. The Committee will consider proposed Director Nominees recommended by shareholders on the same basis as proposed Director Nominees from other sources, subject to the procedures described herein and in the Company’s Code of Regulations.

The Compensation and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Compensation and Corporate Governance Committee generally does not consider recommendations for Director Nominee submitted by other constituencies. In order to preserve its impartiality, the Compensation and Corporate Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

Shareholder Proposals	In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Compensation and Corporate Governance Committee shall designate one or more members of management of the Company to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Compensation and Corporate Governance Committee for further consideration. Upon submission of a shareholder proposal to the Compensation and Corporate Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Compensation and Corporate Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of the Company’s Articles of Incorporation and Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable state corporate law, (d) whether the shareholder proposal has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders of the Company, (f) the impact that implementation of the proposal would have on the overall operations of the Company, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Compensation and Corporate Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Compensation and Corporate Governance Committee or the management designees, as the Compensation and Corporate Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the next Annual Meeting of Shareholders is expected to be February 22, 2007. However, if the date of the 2007 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the next Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be March 28, 2007. The Company’s Proxy Statement for the next Annual Meeting of Shareholders will give discretionary authority to proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Code of Regulations as the same may be amended from time to time, as well as the timeliness requirement described above.

Communications by Shareholders and Employees	The Company’s shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the Chairman of the Audit and Financial Policy Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to the business of the Company and/or its subsidiaries, and communications that relate to improper or irrelevant topics.

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, or applicable laws and principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Director of Internal Audit or the STERIS Legal Department, or call the STERIS Ethics Line.

The STERIS Ethics Line does not replace traditional communication channels already in place. However, if Company employees have an issue regarding an ethics or compliance related matter, or have observed something that seems to be a violation of the Company’s Policies, and they feel they cannot communicate effectively using existing internal Company channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

Independent Registered Public Accounting Firm	Ernst & Young LLP has been appointed, subject to ratification by the shareholders, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007, by the Audit and Financial Policy Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2006.

The Audit and Financial Policy Committee has adopted policies and procedures which are intended to control the services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit and Financial Policy Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit and Financial Policy Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit and Financial Policy Committee at its next regularly scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2006 and March 31, 2005 were:

	Years Ended March 31,
Type of Fees	2006	2005
	(in thousands)
Audit Fees	$2,354	$2,332
Audit-Related Fees	83	133
Tax Fees	41	109

Total	$2,478	$2,574

All of the services provided by Ernst & Young LLP were pre-approved in accordance with the Audit and Financial Policy Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects, for the attestation of management’s report on the effectiveness of internal control over financial reporting, and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services; “Tax Fees” include fees for tax compliance, tax advice and tax planning.

Annual Report	The Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2006, which includes financial statements for the Company for the fiscal year then ended, is being mailed to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 22, 2006

APPENDIX A

STERIS CORPORATION

2006 LONG-TERM EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this Long-Term Incentive Plan is to attract and retain directors, officers and other employees of STERIS Corporation, an Ohio corporation, and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan,

(a) “Acquisition Price” means such amount, if any, as may be specified by the Board in the Evidence of Award with respect to Restricted Stock as the consideration to be paid by the Participant for such Restricted Stock, subject to adjustment pursuant to the provisions hereof.

(b) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Appreciation Right Expiration Date” means the date selected by the Board after which, except as provided in Section 11(d) in the case of the death of the Participant to whom the Appreciation Right was granted, the Appreciation Right may not be exercised.

(d) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(e) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board of Directors to the Compensation and Corporate Governance Committee of the Board of Directors or any other Committee of the Board of Directors (or subcommittee thereof) pursuant to Section 12 of this Plan or pursuant to the charter of any such Committee or otherwise, such Committee (or subcommittee).

(f) “Cause” has the meaning specified in Section 2(n)(iv) hereof.

(g) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(h) “Change in Control” has the meaning set forth in Section 14 of this Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j) “Common Shares” means the shares of common stock, without par value, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 13 of this Plan.

(k) “Company” means STERIS Corporation, an Ohio corporation and its successors.

(l) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(m) “Date of Grant” means the date specified by the Board or, in the case of awards permitted to be granted hereunder by the Chief Executive Officer or his delegatee or delegatees, by the Chief Executive Officer or such delegatee or delegatees, on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, takes action with respect thereto).

(n) “Detrimental Activity” means, in the case of any Participant who is a Non-Employee Director or former Non-Employee Director, such activity, if any, as may be specified as a “Detrimental Activity” in any applicable Evidence of Award of such Participant and, in the case of any Participant who is an Employee or former Employee, any of the following activities:

(i)	Without the prior written consent of the Company, performing, either directly or indirectly, any advisory or consulting services for, operating or investing in (other than not more than one percent of the stock in a publicly-held corporation that is traded on a recognized securities exchange or over-the-counter), being employed by or an independent contractor of, or being a director, partner, or officer of, or otherwise becoming associated with in any capacity, any person, firm, corporation, partnership, proprietorship, or other entity that develops, manufactures, assembles, sells, distributes, or performs products, systems, or services in competition with any products, systems, or services developed, manufactured, assembled, sold, distributed, or performed by the Company or a Subsidiary.

(ii)	Without the prior written consent of the Company, directly or indirectly, inducing or attempting to induce any employee, agent or other representative or associate of the Company or a Subsidiary to terminate his, her or its relationship with the Company or a Subsidiary or interfering with the relationship between the Company or a Subsidiary and any of its employees, agents, representatives, suppliers, customers, or distributors.

(iii)	Disclosing to anyone outside the Company or a Subsidiary, or using in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, any confidential data, marketing strategies (including customer lists), invention records, trade secrets, and other confidential information of the Company or a Subsidiary, including, without limitation, information regarding customers, finances, or personnel, or concerning the products, systems, and services researched, developed, manufactured, assembled, sold, distributed, or performed by the Company or otherwise concerning the business or affairs of the Company or a Subsidiary, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries.

(iv)	An activity that results in a termination for Cause. Termination for “Cause” means a termination:

(A)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed,

(B)	due to an act of dishonesty on the part of the Participant resulting or intended to result, directly or indirectly, in his or her material personal gain or enrichment at the expense of the Company or a Subsidiary,

(C)	due to an act of theft in connection with the Participant’s employment with the Company or a Subsidiary,

(D)	due to any unauthorized disclosure of confidential information belonging to the Company or a Subsidiary, including but not limited to any disclosure in violation of Section 2(l)(iii) hereof, or

(E)	due to any material violation of any provisions of any Company policy or of any agreement with Company or any Subsidiary.

(v)	Such other activity as may be specified as constituting, or defined to be, “Detrimental Activity” in the applicable Evidence of Award.

(vi)	Any other conduct or act determined to be injurious, detrimental or prejudicial to any business, strategy, personnel, reputation or other significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(o) “Director” means a member of the Board of Directors of the Company.

(p) “Effective Date” means the date on which this Plan is first approved by the shareholders of the Company.

(q) “Employee” means any individual employed by the Company or any Subsidiary.

(r) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence that sets forth the terms and conditions of the award granted and that is approved by the Board or, in the case of awards permitted to be granted hereunder by the Chief Executive Officer or his delegatee or delegatees, if applicable, approved by such person. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(t) “Extended Exercise Period” has the meaning specified in Section 11(b)(i)(B).

(u) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(v) “Good Standing” has the meaning specified in Section 11(b)(ii).

(w) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(x) “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(y) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board or, in the case of awards permitted to be granted hereunder by the Chief Executive Officer or his delegatee or delegatees, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents and other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, segment, business unit, team, division, department, region or function within the Company or Subsidiary for which the Participant provides service. The Management Objectives may be made relative to the performance of other companies, businesses or industries in respect of which the Participant provides service. The Management Objectives applicable to any award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under

Section 162(m) of the Code will be based on specified levels of or growth in one or more of the following criteria:

(i)	Cash flow (including free cash flow)
(ii)	Cost of capital
(iii)	Cost reduction
(iv)	Customer service
(v)	Debt reduction or leverage ratio
(vi)	Earnings and earnings growth (including earnings per share and earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”))
(vii)	Economic value added
(viii)	Total shareholder return and improvement of shareholder return
(ix)	Inventory management
(x)	Margins, including, but not limited to, gross margin, EBIT, EBITDA and net income
(xi)	Market share
(xii)	Market value added
(xiii)	Net income
(xiv)	Productivity improvement
(xv)	Profit after taxes
(xvi)	Project execution
(xvii)	Quality
(xviii)	Recruitment and development of associates
(xix)	Reduction of fixed costs
(xx)	Return on assets
(xxi)	Return on equity
(xxii)	Return on invested capital
(xxiii)	Return on total capital
(xxiv)	Revenue and revenue growth
(xxv)	Sales and sales growth
(xxvi)	Successful start-up of new facility
(xxvii)	Successful acquisition, divestiture or other special project
(xxviii)	Unit volume
(xxix)	Working capital, including, but not limited to, inventory turns and days sales outstanding

If the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may in its, his, her or their discretion modify such Management Objectives or the related levels of achievement, in whole or in part, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, deems appropriate and equitable, except in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, neither the Management Objectives nor the level or levels of achievement with respect to such award shall be modified.

(z) “Market Value per Share” means, as of any particular date, the closing sales price per share of the Common Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If there is no regular trading market for such Common Shares, the Market Value per Share shall be determined by the Board or, in the case of awards permitted to be made by the Chief Executive Officer or his delegatee or delegatees, by the Chief Executive Officer or such delegatee or delegatees.

(aa) “Non-Employee Director” means a person who is a “non-employee director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

(bb) “Nonqualified Stock Options” means Option Rights intended by the Board not to qualify as “incentive stock options” under Section 422 of the Code.

(cc) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(dd) “Option Expiration Date” means the date selected by the Board or, in the case of awards permitted to be made by the Chief Executive Officer or his delegatee or delegatees, by the Chief Executive Officer or his delegatee or delegatees, after which, except as provided in Section 11(d) in the case of the death of the Participant to whom the Option Right was granted, the Option Right may not be exercised.

(ee) “Option Price” means the purchase price payable on exercise of an Option Right, which Option Price shall be specified in the Evidence of Award in respect of the relevant Option Right, subject to adjustment pursuant to the provisions hereof.

(ff) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(gg) “Participant” means a person who is selected or designated to receive benefits under this Plan pursuant to the provisions hereof and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and also includes each Non-Employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan.

(hh) “Participant’s Representative” means (i) in the case of a deceased Participant, the Participant’s executor or administrator or, if the deceased Participant’s estate is exempt from or not otherwise subject to administration, the person or persons to whom the Participant’s rights under any Option Rights have been transferred by will or the laws of descent and distribution, and (ii) in the case of a disabled or incapacitated Participant, the Participant’s attorney-in-fact or legal guardian.

(ii) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(jj) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(kk) “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 or such other value as is determined by the Board or the Chief Executive Officer or his delegate or delegatees awarded pursuant to Section 8 of this Plan.

(ll) “Plan” means this STERIS Corporation Long-Term Incentive Plan, as may be amended from time to time.

(mm) “Qualifying Retirement” has the meaning specified in Section 11(b)(iii) of this Plan.

(nn) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(oo) “Restricted Stock Unit” means an award of the right to receive Common Shares or cash at the end of a specified period made pursuant to Section 7 or Section 9 of this Plan.

(pp) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(qq) “Service Termination Date” means (i) with respect to an Employee, the first date on which, as of the end of the day, the Employee is no longer employed by the Company or any Subsidiary and (ii) with respect to a Director who is a Non-Employee Director, the first date on which, as of the end of the day, the Non-Employee Director ceases to serve as a Director. References in the Plan to a Participant’s “service” shall be deemed to be, with respect to an Employee, to the Employee’s employment with the Company or a Subsidiary, and with respect to a Director who is a Non-Employee Director, to the Director’s service on the Board.

(rr) “Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ss) “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(tt) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(uu) “Voting Stock” means securities entitled to vote generally in the election of directors.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 13 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment of Restricted Stock and released from substantial risks of forfeiture thereof, (C) as Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 10 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate Six Million Six Hundred Thousand (6,600,000) Common Shares. In addition to the Common Shares authorized by the preceding sentence, to the extent any award under the Plan otherwise terminates without the issuance of some or all of the Common Shares underlying the award to a participant or if any option under the Plan terminates without having been exercised in full, the Common Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under the Plan and credited toward the Plan limit. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The total number of shares available under the Plan as of a given date shall not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled.

Notwithstanding anything to the contrary contained herein: (A) the number of Common Shares tendered or otherwise used in payment of the Option Price of a Option Right shall nonetheless reduce the aggregate plan limit described above; (B) the number of Common Shares withheld by the Company to satisfy the tax withholding obligation shall reduce the aggregate plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above.

(b) Life of Plan Limits. Notwithstanding anything elsewhere in this Plan to the contrary, but subject as well to the other limitations contained in this Section 3 and subject to adjustment as provided in Section 13 of this Plan:

(i)	The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Nonqualified Stock Options or Incentive Stock Options (after taking into account forfeitures and cancellations) shall not exceed Five Million (5,000,000) Common Shares.

(ii)	The aggregate number of Common Shares issued as Restricted Stock and Restricted Stock Units (after taking into account any forfeitures and cancellations) shall not exceed One Million Six Hundred Thousand (1,600,000) Common Shares.

(iii)	The aggregate number of Common Shares issued as Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) shall not exceed One Million Six Hundred Thousand (1,600,000) Common Shares.

(c) Individual Participant Limits. Notwithstanding anything elsewhere in this Plan to the contrary, but subject as well to the other limitations contained in this Section 3 and subject to adjustment as provided in Section 13 of this Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than One Million (1,000,000) Common Shares during any calendar year.

(ii)	No Participant will be granted Restricted Stock or Restricted Stock Units that specify Management Objectives, Performance Shares, Performance Units or other awards under Section 10 of this Plan, in the aggregate, for more than Five Hundred Thousand (500,000) Common Shares (or, in the case of Performance Units, the cash equivalent thereof based on the Market Value per Share as of the Date of Grant) during any calendar year.

4. Option Rights. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the

Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, each grant of Option Rights shall become immediately exercisable upon a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan that was granted therewith.

(j) Except as otherwise provided herein or in an Evidence of Award, no Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

5. Appreciation Rights.

(a) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(i)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, each grant of Appreciation Rights shall become immediately exercisable upon a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	Except as otherwise provided herein or in an Evidence of Award, no Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 6(e) below or in the event of the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, all substantial risks of forfeiture or restrictions on transfer applicable to any grant of Restricted Stock shall lapse and terminate upon a Change in Control.

(d) Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is below, at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve. Unless otherwise directed by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

7. Restricted Stock Units. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify. Each grant that specifies Management Objectives may further specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. In addition, any grant of such Restricted Stock Units will further specify that, before the termination or early termination of restrictions applicable to such Restricted Stock Units, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time, each such grant or sale will be subject to a Restriction Period, as determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of the retirement, death or disability of a Participant. Unless otherwise provided on the relevant Evidence of Award, the Restriction Period applicable to any grant of Restricted Stock Units shall lapse and terminate upon a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale will specify the time and manner of payment of the Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the right to elect among those alternatives.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

8. Performance Shares and Performance Units. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time as will be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, the Performance Period applicable to any grant of Performance Shares or Performance Units shall lapse and terminate, and the Management Objectives applicable thereto shall be treated as having been achieved, upon a Change in Control.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level or levels, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant.

(f) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to Non-Employee Directors. Each grant of an award to a Non-Employee Director will be upon such terms and conditions as approved by the Board and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Each grant will specify in the case of an Option Right an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Except as otherwise provided herein or in the applicable Evidence of Award, each Option Right and Free-Standing Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees, chairman and committee chair fees or other fees in grants of awards pursuant to the preceding provisions or in Common Shares in lieu of cash.

10. Other Awards.

(a) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable.

11. Termination of Service. After a Participant’s Service Termination Date, unless otherwise provided in the relevant Evidence of Award, the rules set forth in this Section 11 shall apply. All factual determinations with respect to the termination of a Participant’s service that may be relevant under this Section 11 shall be made by the Board in its sole discretion or by such other person as may be authorized to make such determination pursuant to the provisions hereof, or by the person or persons to whom such authority has been delegated pursuant to the provisions hereof, in his, her or their sole discretion.

(a) Termination Other Than Upon Qualifying Retirement, Death or Disability or for Cause. Upon any termination of a Participant’s service for any reason other than the Participant’s Qualifying Retirement, disability, or death or, in the case of Participants who are Employees, other than for Cause:

(i)	Unless otherwise provided in the relevant Evidence of Award, the Participant shall have the right during the period ending three months after the Service Termination Date, but not later than the Option Expiration Date or Appreciation Right Expiration Date, as applicable, to exercise any Option Rights and Appreciation Rights that were outstanding on the Service Termination Date, if and to the same extent as those Option Rights and Appreciation Rights were exercisable by the Participant on the Service Termination Date;

(ii)	Unless otherwise provided in the relevant Evidence of Award, in the case of any Restricted Stock for which the Participant paid an Acquisition Price, the Participant shall offer for resale at the Acquisition Price to the Company each Common Share of Restricted Stock held by the Participant at the Service Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(iii)	Unless otherwise provided in the relevant Evidence of Award, the Participant shall forfeit each (A) Common Share of Restricted Stock for which the Participant did not pay an Acquisition Price, (B) Restricted Stock Unit, (C) Performance Share, (D) Performance Unit, and/or (E) other award granted pursuant to Section 10 hereof, in each case with respect to which, as of the Participant’s Service Termination Date, any restrictions, conditions, or contingencies have not lapsed.

(b) Qualifying Retirement. Upon a Participant’s Qualifying Retirement (as defined below):

(i)	Unless otherwise provided in the relevant Evidence of Award and so long as the Participant remains in “Good Standing” (as defined below):

(A)	Option Rights and Appreciation Rights granted under an Evidence of Award, to the extent not already vested at the date of retirement, will continue to vest as though the Participant remained in the service of the Company or a Subsidiary through the fifth anniversary of the date of retirement;

(B)	The Participant will be entitled to exercise vested Option Rights and Appreciation Rights granted under the relevant Evidence of Award from time to time on any date during the period (the “Extended Exercise Period”) that begins on the date of retirement and ends on the first to occur of (xxx) the expiration date of the relevant award, and (xxxi) the fifth anniversary of the date of retirement;

(C)	If, at any time during the Extended Exercise Period, the Participant fails to remain in Good Standing, any Option Rights and Appreciation Rights granted under the relevant Evidence of Award that are then outstanding and held by the Participant shall be forfeited and of no force or effect;

(D)	If the Participant dies during the Extended Exercise Period and while in Good Standing, the Option Rights and Appreciation Rights granted under the Evidence of Award will thereafter be exercisable to the same extent and at the same times (for so long and only so long after the Participant’s death) as if the Participant had continued in the service of the Company through the date of the Participant’s death; and

(E)	The Participant’s rights under awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and other awards granted pursuant to Section 10 hereof shall be determined as though the Participant remained in the service of the Company through the end of the Extended Exercise Period (or, if the Participant dies during the Extended Exercise Period, through the date of the Participant’s death).

(ii)	For the purposes of this Section 11, a Participant will cease to remain in “Good Standing” during his or her Extended Exercise Period if he or she engages or has engaged in any Detrimental Activity or commits or has committed a material violation of any applicable provision of any Company policy or of any Evidence of Award or other agreement with the Company or a Subsidiary or if, at any time during the Extended Exercise Period, he or she otherwise acts in a manner detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to, in the case of a Participant who is a Non-Employee Director, directly or indirectly materially competing with the Company or any of its Subsidiaries.

(iii)	For the purposes of this Section 11, “Qualifying Retirement” means that a Participant terminates service with the Company (A) with the consent of or under guidelines approved by the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable pursuant to Section 12(d) of this Plan, without having engaged in any Detrimental Activity, (B) before the expiration date of the relevant award, (C) after having attained age 55, and (D) after having been in the service of the Company for at least five consecutive years. Unless otherwise determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the Participant will be deemed to have “been in the service of the Company for at least five consecutive years” only if the Participant was in the active service of the Company and/or one or more Subsidiaries, on a full-time basis in the case of a Participant who is an Employee, throughout the five year period ending on the Service Termination Date.

(c) Termination Due to Disability. Upon any termination of a Participant’s service due to disability:

(i)

Unless otherwise provided in the relevant Evidence of Award, the Participant, or the Participant’s Representative, shall have the right (1) to exercise, from time to time during the period ending one year after the Service Termination Date, but not later than the Option Expiration Date or Appreciation Right Expiration Date, as applicable, any Nonqualified Stock Options and

Appreciation Rights that were outstanding on the Service Termination Date, if and to the same extent those Option Rights and Appreciation Rights were exercisable by the Participant on the Service Termination Date, and (2) to exercise, from time to time during the period ending one year after the Service Termination Date, but not later than the Option Expiration Date, any Incentive Stock Options that were outstanding on the Service Termination Date, if and to the same extent as those Option Rights were exercisable by the Participant on the Service Termination Date (even though exercise of the Incentive Stock Option more than three months after the Service Termination Date may cause the Option Right to fail to qualify for Incentive Stock Option treatment under the Code);

(ii)	Unless otherwise provided in the relevant Evidence of Award, in the case of any Restricted Stock for which the Participant paid an Acquisition Price, the Participant, or the Participant’s Representative, shall offer for resale at the Acquisition Price to the Company each Common Share of Restricted Stock held by the Participant at the Service Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(iii)	Unless otherwise provided in the relevant Evidence of Award, the Participant shall forfeit each (A) Common Share of Restricted Stock for which the participant did not pay an Acquisition Price, (B) Restricted Stock Unit, (C) Performance Share, (D) Performance Unit, and/or (E) other award granted pursuant to Section 10 hereof, in each case with respect to which, as of the Participant’s Service Termination Date, any restrictions, conditions, or contingencies have not lapsed.

(d) Death of an Employee. Upon the death of a Participant while in the service of the Company or any Subsidiary or within any of the periods referred to in any of Sections 11(a), 11(b), or 11(c):

(i)	Unless otherwise provided in the relevant Evidence of Award (in which a different period of extension of the Option Expiration Date or Appreciation Right Expiration Date, as applicable, in the event of the death of the Participant may be specified), if the Option Expiration Date or Appreciation Right Expiration Date, as applicable, of any Nonqualified Stock Option or Appreciation Right that had not expired before the Participant’s death would otherwise expire before the first anniversary of the Participant’s death, that Option Expiration Date or Appreciation Right Expiration Date, as applicable, shall automatically be extended to the first anniversary of the Participant’s death;

(ii)	Unless otherwise provided in the relevant Evidence of Award, any Option Rights and Appreciation Rights that are outstanding on the date of the Participant’s death shall become immediately exercisable in full and the Participant’s Representative shall have the right to exercise any or all of those Option Rights and Appreciation Rights in accordance with Section 4(f) (as to any Option Rights) or Section 5(b) (as to any Appreciation Rights), from time to time during the period ending on the first anniversary of the Participant’s death.

(iii)	Unless otherwise provided in the relevant Evidence of Award, the restrictions, conditions, or contingencies on any (A) Restricted Stock, (B) Restricted Stock Units, (C) Performance Shares, (D) Performance Units, and/or (E) any other award granted pursuant to Section 10 hereof held by the Participant at the date of death shall be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give the Participant’s Representative the benefit of those awards through that date.

(e) Termination for Cause. Upon any termination of service for Cause of a Participant who is an Employee, and unless otherwise provided in the relevant Evidence of Award:

(i)	All of the Participant’s rights with respect to unexercised Option Rights and Appreciation Rights shall expire immediately before the Service Termination Date;

(ii)	In the case of any Restricted Stock for which the Participant paid an Acquisition Price, the Participant shall offer for resale at the Acquisition Price to the Company all Restricted Stock held by the Participant at the Service Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(iii)	The Participant shall forfeit all (A) Common Shares of Restricted Stock for which the Participant did not pay an Acquisition Price, (B) Restricted Stock Units, (C) Performance Shares, (D) Performance Units and (E) any other awards granted pursuant to Section 10 hereof, in each case with respect to which, as of the Participant’s Service Termination Date, any restrictions, conditions, or contingencies have not lapsed.

For the avoidance of doubt, the provisions of this Section 11(e) do not apply to any Participant who was a Non-Employee Director immediately prior to his or her Service Termination Date.

12. Administration of the Plan.

(a) Except as set forth in Section 12(d) of this Plan, this Plan will be administered by the Board of Directors of the Company, which may from time to time delegate all or any part of its authority under this Plan to the Compensation and Corporate Governance Committee of the Board of Directors of the Company or any other Committee of the Board of Directors of the Company (or a subcommittee thereof), as constituted from time to time.

(b) The interpretation and construction by the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable, of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable, pursuant to any provision of this Plan or of any such agreement, notification or document, will be final and conclusive.

(c) The Board may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board or such person may have under the Plan. The Board may, by resolution, authorize the Chief Executive Officer (or his delegatee or delegatees) to do one or both of the following on the same basis as the Board: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board shall not so delegate such responsibilities for awards granted to an individual who is a Director or an “officer” (as defined in Rule 16a-1(f) promulgated under the Exchange Act, or in any successor to such rule) of the Company or any person subject to Section 162(m) of the Code; and (B) the resolution providing for such authorization sets forth the total number of Common Shares the Chief Executive Officer (or his delegatee or delegatees) may grant; and (iii) the Chief Executive Officer (or his delegatee or delegatees) shall report periodically to the Board regarding the nature and scope of the awards granted pursuant to the authority delegated.

(d) Notwithstanding anything to the contrary, other than Section 12(c) hereof to which this Section 12(d) is subject, all interpretations, conclusions or determinations with respect to any provisions of this Plan or of any related agreement, notification or document, and all factual determinations, including but not limited to determinations made pursuant to Sections 11 and 15 of this Plan and determinations regarding “Cause” and “Detrimental Activity” and “Good Standing” and “Qualifying Retirement” (i) shall be made by the Board, with respect to the Chief Executive Officer, all other “officers” (as defined in Rule 16a-1(f) promulgated under the Exchange Act, or in any successor to such rule), all persons subject to Section 162(m) of the Code and all Directors; provided, however, that any Director whose specific rights under the Plan are the subject of any interpretation, conclusion or determination by the Board shall not take part in or contribute to such interpretation, conclusion or determination, and (ii) with respect to all Participants other than the individuals described in clause (i) of this sentence, shall be made by the Board or by the Chief Executive Officer or his delegatee or delegatees; provided, however, that in the event of any conflict between a determination made by the Board and a determination made by the Chief Executive Officer or his delegatee or delegatees, the determination of the Board shall control.

13. Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 13; provided, however, that any such adjustment to the number specified in Section 3(b)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

14. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, in an Evidence of Award made under this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(i)	for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 14(c) below;

(ii)	if any Person is or becomes the beneficial owner of 25% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 14(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(iii)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(iv)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(b) a majority of the Board ceases to be comprised of Incumbent Directors; or

(c) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 14(c).

15. Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during service with the Company or a Subsidiary or within a period of two years (or such other period as may be specified in the Evidence of Award) after termination of such service, shall engage in any Detrimental Activity, and the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable, shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Forfeit any award granted under the Plan then held by the Participant;

(b) In the sole and complete discretion of the Company, return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered, acquired or paid out pursuant to or in connection with this Plan within a period of two years (or such longer period as may be specified in an Evidence of Award) prior to the date of the commencement of such Detrimental Activity or during or after the Detrimental Activity; and

(c) In the sole and complete discretion of the Company, with respect to any Common Shares so acquired or paid out that the Participant has disposed of within a period of two years (or such longer period as may be specified in an Evidence of Award) prior to the date of the commencement of such Detrimental Activity or during or after such Detrimental Activity, pay to the Company in cash the difference between:

(i)	Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii)	The Market Value per Share of the Common Shares on the date the Common Shares were acquired or paid out.

(d) To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, retainer fees, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

The remedies set forth in this Section 15 in the event that a Participant engages in a Detrimental Activity shall be in addition to any and all other remedies that the Company may have against the Participant in that event and shall not be deemed exclusive remedies.

16. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

17. Transferability.

(a) Except as otherwise determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, award contemplated by Section 9 or 10 of this Plan, or dividend equivalents paid with respect to awards made under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution and, in no event shall any such award granted under the Plan be transferred for value. Except as otherwise determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

18. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, with the Company’s approval, to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event shall the Market Value per Share of the Common Shares to be withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

19. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect unless and until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) In order to determine for purposes of Section 409A of the Code whether a Participant is in the service of a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Common Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(i)	In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and

(ii)	In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

20. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Neither the Board nor the Chief Executive Officer or his delegatee or delegatees, as applicable, will, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, as applicable. Furthermore, no Option Right or Appreciation Right will be cancelled and replaced with awards having a lower Option Price or Base Price without further approval of the shareholders of the Company. This Section 20(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 13 of this Plan.

(c) If permitted by Section 409A of the Code, in case of termination of service by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 17(b) of this Plan, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d) Subject to Section 20(b) hereof, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, no modification of the Management Objectives or the level or levels of achievement with respect to such award shall be made. Subject to Section 13 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

21. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

22. Effective Date; Effect on Existing Plans.

(a) This Plan will be effective as of the Effective Date.

(b) No grants will be made on or after the Effective Date under any of the following plans: (i) STERIS Corporation 2002 Stock Option Plan; (ii) STERIS Corporation 1998 Long-Term Incentive Stock Plan;

(iii) STERIS Corporation 1997 Stock Option Plan; (iv) STERIS Corporation 1994 Equity Compensation Plan; and (v) STERIS Corporation 1994 Nonemployee Directors Equity Compensation Plan. Notwithstanding the foregoing, outstanding options and other awards granted under the plans described in the preceding sentence will continue unaffected following the Effective Date.

23. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING

THE ENCLOSED ENVELOPE.

Ú                  FOLD AND DETACH HERE                  Ú

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PROXY

PROXY

STERIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 2006

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 26, 2006, and at any adjournment thereof, John P. Wareham, Laurie Brlas, Mark McGinley and Dennis Patton, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote my shares on the following Proposals:

1.	Electing directors to serve for a one-year term of office expiring at the Company’s 2007 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, Les C. Vinney, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.	Approving the STERIS Corporation 2006 Long-Term Equity Incentive Plan.

3.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR the approval of the STERIS Corporation 2006 Long-Term Equity Incentive Plan, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above, FOR the approval of the STERIS Corporation 2006 Long-Term Equity Incentive Plan, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007. SEE REVERSE SIDE.

(change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE

ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

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STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.        ☒

1.	Election of Directors Director Nominees:	For All ☐	Withheld All ☐	For All Except: ☐

Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, Les C. Vinney, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

The Board of Directors recommends a vote FOR all the above nominees.

Nominee Exception(s):

2.	Approval of the STERIS Corporation 2006 Long-Term Equity Incentive Plan. The Board of Directors recommends a vote FOR Proposal 2.	For ☐	Against ☐	Abstain ☐

3.

Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

The Board of Directors recommends a vote FOR Proposal 3.

		For ☐	Against ☐	Abstain ☐
I Will Attend Meeting ☐ Change of Address ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date:                                                    , 2006

Signature(s)

Signature(s)

NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY

USING THE ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

DIRECTION FORM

STERIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 2006

Instructions for Voting Shares Held by Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, Trustee under the STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, I hereby direct Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, as Trustee, to vote in person or by proxy all Common Shares of the Company credited to my stock fund account under the Plan at the Annual Meeting of Shareholders of the Company to be held on July 26, 2006, and at any adjournment thereof, as specified, on all matters coming before said meeting, including:

1.	Electing directors to serve for a one-year term of office expiring at the Company’s 2007 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J.B. Richey, Mohsen M. Sohi, Les C. Vinney, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.	Approving the STERIS Corporation 2006 Long-Term Equity Incentive Plan.

3.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR the approval of the STERIS Corporation 2006 Long-Term Equity Incentive Plan, and FOR the ratification of the Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2007.

IF THE TRUSTEE DOES NOT RECEIVE YOUR INSTRUCTIONS FOR VOTING, IT WILL VOTE THE SHARES CREDITED TO YOUR STOCK FUND ACCOUNT IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, THE APPROVAL OF THE STERIS CORPORATION 2006 LONG-TERM EQUITY INCENTIVE PLAN, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2007 AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF NATIONAL CITY BANK, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN DAYLIGHT SAVING TIME, ON JULY 19, 2006, FOR TABULATION.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY USING THE

ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.        ☒

1.	Election of Directors Director Nominees:	For All ☐	Withheld All ☐	For All Except: ☐

Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J.B. Richey, Mohsen M. Sohi, Les C. Vinney, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

The Board of Directors recommends a vote FOR all the above nominees.

Nominee Exception(s):
2.	Approval of the STERIS Corporation 2006 Long-Term Equity Incentive Plan. The Board of Directors recommends a vote FOR Proposal 2.	For ☐	Against ☐	Abstain ☐
3.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.	For ☐	Against ☐	Abstain ☐
The Board of Directors recommends a vote FOR Proposal 3.

I Will Attend Meeting     ☐

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date:                                                                    , 2006

Signature(s)

Signature(s)

NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.